                              EXHIBIT 11
                  J. BAKER, INC. AND SUBSIDIARIES
       Computation of Primary and Fully Diluted Earnings Per Share*
                             (Unaudited)
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
                                          Quarter Ended          Six Months Ended
                                      July 29,     July 30,      July 29,     July 30,
                                       1995          1994          1995         1994
PRIMARY:

Net Earnings                          $1,397,212   $7,133,315    $ 2,034,865   $10,331,100


Weighted average number of common
    shares outstanding                13,847,954   13,833,796     13,846,875    13,823,597


Earnings Per Share                        $0.101       $0.516         $0.147        $0.747


ASSUMING FULL DILUTION:

Net Earnings (1)                      $1,397,212   $7,917,315     $2,034,865   $11,899,100

Weighted average number of common
    shares outstanding                13,847,954   13,833,796     13,846,875    13,823,597

Dilutive effect of outstanding
    stock options                         84,800      234,374         98,977       254,590

Dilutive effect of convertible
subordinated debt                              -    4,341,085              -     4,341,085

Weighted average number of common
    shares as adjusted                13,932,754   18,409,255     13,945,852    18,419,272

Earnings Per Share                        $0.100       $0.430         $0.146        $0.646


(1) For the purpose of calculating fully diluted earnings per share for the quarter and six months ended July 30, 1994, the conversion of the 7% convertible debt results in an after tax benefit from reduced interest expense.

*   This calculation is submitted in accordance with Item
    601(b)(11) of Regulation S-K.
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